Exhibit 99.B9(c)



                          EXPENSE LIMITATION AGREEMENT

                            PBHG ADVISOR FUNDS, INC.


         EXPENSE LIMITATION AGREEMENT, effective as of April 1, 1998, by and between Pilgrim Baxter & Associates, Ltd. (the "Adviser") and PBHG Advisor Funds, Inc. (the "Company"), on behalf of each portfolio of the Company set forth in Schedule A (each a "Fund", and collectively, the "Funds").

         WHEREAS, the Company is a Maryland corporation organized under Articles of Incorporation dated January 8, 1998 (the "Articles"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

         WHEREAS, the Company and the Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Adviser will render investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

         WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain certain expenses of each Fund at a level below the level to which each such Fund would normally be subject during its start-up period.

         NOW, THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

         1.1 APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses incurred by a Fund in any fiscal year which are not specifically allocated to a class of shares of a Fund under the Company's Rule 18f-3 Plan, including but not limited to investment advisory fees of the Adviser (but excluding: (i) interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles; (ii) expenses specifically allocated to a class of shares of a Fund under the Company's Rule 18f-3 Plan such as Rule 12b-1 expenses and transfer agency fees; and (iii) other extraordinary expenses not incurred in the ordinary course of such Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.


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         1.2 OPERATING EXPENSE LIMIT. The Operating Expense Limit in any year shall be as set forth in Schedule A as to each Fund, or such other rate as may be agreed to in writing by the parties.

         1.3 METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

         1.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

         2.1 REIMBURSEMENT. If in any year during which the total assets of a Fund are greater than $75 million and in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Company's Board of Directors as provided in Section
2.2 below, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during any of the previous two (2) fiscal years, less any reimbursement previously paid by such Fund to the Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.


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        2.2 BOARD APPROVAL. No reimbursement shall be paid to the Adviser pursuant to this provision in any fiscal quarter, unless the Company's Board of Directors has determined that the payment of such reimbursement is in the best interests of the Fund or Funds and their shareholders. The Company's Board of Directors shall determine quarterly in advance whether any reimbursement may be paid to the Adviser in such quarter.

         2.3 METHOD OF COMPUTATION. To determine each Fund's payments, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Operating Expense Limit of such Fund, such Fund, only with the prior approval of the Board, shall pay to the Adviser an amount sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount.

         2.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. TERM AND TERMINATION OF AGREEMENT.

         This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Company who (i) are not "interested persons" of the Company or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Company, such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Company or by a vote of a majority of the outstanding voting securities of the Company.


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4. MISCELLANEOUS.

         4.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2 INTERPRETATION. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to conflicts of law rules. Nothing herein contained shall be deemed to require the Company or any Fund to take any action contrary to the Company's Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Directors of its responsibility for and control of the conduct of the affairs of the Company or the Funds.

         4.3 DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                                   PBHG ADVISOR FUNDS, INC.
                                          ON BEHALF OF EACH OF ITS FUNDS


  /s/ John M. Zerr                        By: /s/ Brian F. Bereznak
---------------------------               -------------------------------
Secretary


ATTEST:                                   PILGRIM BAXTER & ASSOCIATES,
                                          LTD.


  /s/ John M. Zerr                        By: /s/ Eric C. Schneider
---------------------------               -------------------------------
Secretary


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                                   SCHEDULE A




                                                                       Operating
                                                                        Expense
                                                                         Limit
                                                                       ---------
This Agreement relates to the following Funds of the Company:

PBHG Advisor Core Value Fund                                              0.82%
PBHG Advisor Value Opportunities Fund                                     1.07%
PBHG Advisor New Contrarian Fund                                          0.82%
PBHG Advisor REIT Fund                                                    0.97%
PBHG Advisor Blue Chip Growth Fund                                        0.82%
PBHG Advisor Growth Opportunities Fund                                    0.87%
PBHG Advisor Enhanced Equity Fund                                         0.82%
PBHG Advisor Trend Fund                                                   0.87%
PBHG Advisor Large Cap Concentrated Fund                                  1.07%
PBHG Advisor Growth II Fund                                               1.07%
PBHG Advisor New Opportunities Fund                                       0.97%
PBHG Advisor Global Technology & Communications Fund                      1.07%
PBHG Advisor Master Fixed Income Fund                                     0.67%
PBHG Advisor High Yield Fund                                              0.72%
PBHG Advisor Cash Reserves Fund                                           0.52%
PBHG Advisor Short-Term Government Fund                                   0.52%